Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Fiscal 2009 Fourth Quarter Results

Student Starts and Average Students Increased 15%

PHOENIX, ARIZ. – Dec. 1, 2009 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, reported net income for the fourth quarter ended Sept. 30, 2009 of $7.6 million, or 32 cents per diluted share, as compared to net income of $0.6 million, or 2 cents per diluted share, for the fourth quarter of the prior year. Net income for the year ended Sept. 30, 2009 was $11.7 million, or 48 cents per diluted share, compared with $8.2 million, or 32 cents per diluted share, for the year ended Sept. 30, 2008.

“The positive momentum we have created throughout the year culminated in the fourth quarter with record level student enrollment of 18,800 students and a return to double-digit operating margins. This solid performance provides a great beginning for 2010 with 2,300 more students in school than a year ago. Increasing utilization rates and continued focus on cost management should drive meaningful improvement to the bottom line in 2010,” said Kimberly McWaters, president and chief executive officer.

Student Metrics

	Three Months Ended			Year Ended
	September 30,			September 30,
	2009	2008	Growth	2009	2008	Growth
Total starts	7,985	6,939	15.1%	17,631	15,119	16.6%
Average undergraduate full-time student enrollment	16,905	14,689	15.1%	15,854	14,941	6.1%
End of period undergraduate full-time student enrollment	18,802	16,481	14.1%	18,802	16,481	14.1%
Average capacity utilization	68.1%	58.8%	930bps	63.9%	59.8%	410bps

Fourth Quarter Operating Performance
For the fourth quarter of fiscal 2009, net revenues were $99.5 million, a 17.6 percent increase from $84.6 million for last year’s fourth quarter. The increase in net revenues resulted from an increase in average undergraduate full-time student enrollment, higher tuition prices and a decrease in tuition discounts. These increases in net revenues were partially offset by an increase of $2.0 million primarily related to tuition revenue and loan origination fees financed under the proprietary loan program which will be recognized as tuition revenue when such amounts have been collected.

Educational services and facilities expense increased $2.3 million, or 4.8 percent, to $49.5 million for the three months ended Sept. 30, 2009, from $47.3 million for the three months ended Sept. 30, 2008. This was due to higher compensation and benefits expense related to an increase in the number of employees in the financial aid and other student support departments which was necessary to meet the needs of the growing student population.

Selling, general and administrative expense increased $0.9 million, or 2.4 percent to $37.7 million for the three months ended Sept. 30, 2009, from $36.8 million for the three months ended Sept. 30, 2008. The increase was due to increases in compensation and benefits expense and bad debt expense, partially offset by a decrease in advertising expense.

Operating income for the fourth quarter of fiscal 2009 was $12.3 million, compared to operating income of $0.5 million in the same period last year. Operating income margin for the fourth quarter of fiscal 2009 increased to 12.3% from 0.6% for the fourth quarter of fiscal 2008.

Interest income decreased $0.4 million to $65 thousand for the three months ended Sept. 30, 2009, from $0.4 million for the three months ended Sept. 30, 2008. The decrease is related to moving a portion of cash to lower risk, lower yield, U.S. government securities mutual funds and pre-refunded municipal bonds. During the three months ended Sept. 30, 2009, $15.0 million of cash was invested in pre-refunded municipal bonds, which earn interest that is exempt from federal income taxes.

Fiscal 2009 Operating Performance
Net revenues for the year ended Sept. 30, 2009 were $366.6 million, a 6.7 percent increase, compared with $343.5 million for the year ended Sept. 30, 2008. Approximately $8.0 million of revenue funded under our proprietary loan program was not recognized during the year ended Sept. 30, 2009. These amounts will be recognized when cash has been collected.

Operating income for the year ended Sept. 30, 2009 was $18.6 million compared with $10.7 million for the year ended Sept. 30, 2008 resulting from the increase in net revenues as previously described and decreases in advertising and contract services expenses, partially offset by increases in compensation and benefits expense and bad debt expense.

Net income for the year ended Sept. 30, 2009 was $11.7 million, or $0.48 per diluted share, as compared to $8.2 million, or $0.32 per diluted share for the year ended Sept. 30, 2008.

Balance Sheet and Cash Flow
At Sept. 30, 2009, cash and cash equivalents totaled $56.2 million as compared to $80.9 million at Sept. 30, 2008. The $24.7 million decrease is related to investing $31.6 million of cash in pre-refunded municipal bonds during the year ended Sept. 30, 2009 which are classified as current and non-current investments on the balance sheet. In September 2009, we purchased a facility for $9.1 million to accommodate the new Dallas/Fort Worth campus. Additionally, during the year ended Sept. 30, 2009, $16.9 million of cash was used to repurchase outstanding UTI common stock at an average price of $10.87 per share.

At Sept. 30, 2009, shareholders’ equity totaled $106.7 million as compared to $108.2 million at Sept. 30, 2008. UTI did not make any share repurchases during the three months ended Sept. 30, 2009; however, there is $23.6 million available under the share repurchase program.

Cash flow provided by operations was $49.2 million for the year ended Sept. 30, 2009, compared with $21.1 million for the year ended Sept. 30, 2008. This increase is primarily attributable to the increase in net income and an increase in deferred revenue and income tax payable, partially offset by an increase in other assets.

Proprietary Loan Program
There is $30 million of credit available under the proprietary loan program. As of Sept. 30, 2009, UTI committed to provide loans to students for approximately $17.1 million and of that amount there was approximately $14.0 million in loans outstanding.

Fiscal 2010 Outlook
During fiscal 2010, we anticipate the positive momentum in our key leading indicators to continue and anticipate student contracts, student starts and average undergraduate full-time student enrollment for the full year to grow year over year on a percentage basis in the low to mid teens. Due to the seasonality of our business and normal fluctuations in student populations, we would expect volatility in our quarterly results.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2009 fourth quarter results today at 7:00 a.m. Phoenix Time (9:00 a.m. Eastern Time). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s Web site for 60 days or the replay can be accessed through Dec. 8, 2009 by dialing 412-317-0088 or 877-344-7529 and entering pass code 435399#.

About Universal Technical Institute
Universal Technical Institute, Inc. (the “Company”) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment and graduates. The Company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-specific training programs, both student paid at our campuses and manufacturer or dealer sponsored at dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our investor relations web site at http://uti.investorroom.com/.

Safe Harbor Statement
All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the Company, increased investment in management and capital resources, the effectiveness of the Company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the Company. Further information on these and other potential factors that could affect the Company’s financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

		Three Months Ended		Year Ended
		September 30,		September 30,
		2009	2008	2009	2008
		(In thousands, except per share amounts)
Net revenues		$99,537	$84,629	$366,635	$343,460
Operating expenses:
	Educational services and facilities	49,543	47,254	193,490	186,640
	Selling, general and administrative	37,705	36,828	154,504	146,123

	Total operating expenses	87,248	84,082	347,994	332,763

Income from operations		12,289	547	18,641	10,697

Other income (expense):
Interest income		65	427	246	3,185
Interest expense		(11)	(10)	(48)	(39)
	Other income (expense)	259	(5)	466	178

	Total other income	313	412	664	3,324

Income before income taxes		12,602	959	19,305	14,021
Income tax expense		5,016	408	7,572	5,805

Net income		$7,586	$551	$11,733	$8,216

Earnings per share:
Net income per share – basic		$0.32	$0.02	$0.48	$0.32

Net income per share – diluted		$0.32	$0.02	$0.48	$0.32

Weighted average number of common shares outstanding
	Basic	23,739	25,089	24,246	25,574

	Diluted	24,054	25,403	24,627	25,807

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

		September 30,	September 30,
		2009	2008
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$56,199	$80,878
Restricted cash		—	2,000
Investments, current portion		25,142	—
Receivables, net		14,892	20,222
Deferred tax assets		7,452	5,951
	Prepaid expenses and other current assets	10,480	8,568

	Total current assets	114,165	117,619
Investments, less current portion		3,806	-
Property and equipment, net		81,168	68,258
Goodwill		20,579	20,579
Other assets		3,633	2,919

Total assets		$223,351	$209,375

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$47,276	$37,995
Deferred revenue		48,175	44,695
Accrued tool sets		4,276	3,870
Income tax payable		1,794	—
Other current liabilities		25	44

	Total current liabilities	101,546	86,604
Deferred tax liabilities		3,086	2,908
Deferred rent liability		5,593	5,354
Other liabilities		6,428	6,322

	Total liabilities	116,653	101,188

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	28,641,006 shares issued and 23,770,780
	shares outstanding at September 30, 2009 and
	28,406,762 shares issued and 25,089,517
	shares outstanding at September 30, 2008	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		140,813	137,100
	Treasury stock, at cost, 4,870,226 shares and 3,317,245 shares at
	September 30, 2009 and September 30, 2008, respectively	(76,506)	(59,571)
Retained earnings		42,388	30,655

	Total shareholders’ equity	106,698	108,187

Total liabilities and shareholders’ equity		$223,351	$209,375

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended
	September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$11,733	$8,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,568	17,605
Bad debt expense	6,732	4,379
Stock-based compensation	4,702	5,325
Deferred income taxes	(2,165)	(249)
Loss on disposal of property and equipment	1,004	1,216
Changes in assets and liabilities:
Receivables	(1,936)	(11,307)
Income tax payable (receivable)	1,564	960
Prepaid expenses and other current assets	(2,036)	(1,327)
Other assets	1,176	1,304
Accounts payable and accrued expenses	6,989	109
Deferred revenue	3,480	(4,694)
Accrued tool sets and other current liabilities	387	(511)
Other liabilities	(47)	68

Net cash provided by operating activities	49,151	21,094

Cash flows from investing activities:
Purchase of property and equipment	(28,524)	(17,705)
Proceeds from disposal of property and equipment	36	32,689
Purchase of investments	(31,629)	—
Proceeds received upon maturity of investments	3,067	-
Increase in restricted cash	—	(2,000)
Net cash (used in) provided by investing activities	(57,050)	12,984

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	878	497
Payment of payroll taxes on stock-based compensation through shares withheld	(1,101)	-
Excess tax benefit from stock-based compensation	378	251
Purchase of treasury stock, including fees of $75 in 2008	(16,935)	(29,542)

Net cash used in financing activities	(16,780)	(28,794)

Net increase (decrease) in cash and cash equivalents	(24,679)	5,284
Cash and cash equivalents, beginning of year	80,878	75,594

Cash and cash equivalents, end of year	$56,199	$80,878